Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 (248) 291-1210	Contact: Barry Steele Chief Financial Officer (248) 260-2211
InfuSystem Announces Financial Results for
Second Quarter 2026
Net Revenues of $36.9 million Representing a 2.6% Increase from the Prior Year
Net income of $3.2 million
Adjusted EBITDA (non-GAAP) of $8.6 million
Adjusted EBITDA (non-GAAP) margin expanded by 1% to 23%
Reaffirms Full-Year 2026 Guidance
Rochester Hills, Michigan, August 4, 2026 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the second quarter ended June 30, 2026.
2026 Second Quarter Overview:
•Net revenues totaled $36.9 million, an increase of 2.6% vs. prior year.
◦Patient Services net revenue was $24.8 million, an increase of 15% vs. prior year.
◦Device Solutions net revenue was $12.1 million, a decrease of 16% vs. prior year.
•Gross profit was $21.4 million, an increase of 8% vs. prior year.
•Gross margin was 58%, an increase of 3% vs. prior year.
•Net income was $3.2 million, or $0.15 per diluted share vs. prior year net income of $2.6 million, or $0.12 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $8.6 million, an increase of 8% vs. prior year.
•Adjusted EBITDA margin was 23.4%, an increase of 1.1% vs. prior year.
•Stock Repurchases totaled $3.5 million for the quarter.
•Company liquidity totaled $55.2 million, as of June 30, 2026.
Management Discussion

Carrie Lachance, Chief Executive Officer of InfuSystem commented, "We delivered another strong quarter, achieving record revenue of $36.9 million and growing Adjusted EBITDA by 7.6%. Our Oncology business continued its steady momentum, surpassing $20 million in quarterly revenue for the first time, while Wound Care delivered exceptional growth driven by strong adoption of our new lymphedema compression therapy offerings. As our business continues to diversify, we remain focused on pursuing profitable growth while driving ever greater efficiencies."

"The previously reported restructuring of our GE Healthcare contract reduced reported revenue in our Device Solutions business unit, but it also improved the Company’s profitability through a greater reduction in direct costs. This has resulted in margin expansion and higher reported profits. The rapid growth of our compression therapy business has provided new revenue resources and we believe our payer network, operational capabilities, and manufacturer partnerships position us well for continued expansion. Behind the scenes, we made meaningful progress optimizing our new ERP platform, laying the foundation for greater scalability, efficiency, and long-term productivity improvements across the organization."

"Looking ahead, we remain focused on disciplined execution, delivering 6% to 8% pro forma revenue growth in 2026, maintaining strong EBITDA margins, and creating long-term value for our shareholders." concluded Ms. Lachance

2026 Second Quarter Financial Review
Net revenues for the quarter ended June 30, 2026 (“2026 Second Quarter”) were $36.9 million, an increase of $0.9 million, or 2.6%, compared to $36.0 million for the quarter ended June 30, 2025 (“2025 Second Quarter”). The increase included higher net revenues for the Patient Services segment partially offset by lower net revenues for the Device Solutions segment. As we announced during our review of the 2025 third quarter, we restructured our largest biomedical services contract and, consequently, we started 2026 at a reduced revenue volume of $1.6 million for the 2026 Second Quarter and $7.1 million for the full year. This was a necessary change that has had an immediate favorable impact on our reported earnings and cash flows since we also achieved an even larger reduction in our expenses. After adjusting for this decrease, our pro-forma growth rate was 7.5% during the 2026 Second Quarter as compared with the prior year period.
Patient Services net revenue of $24.8 million increased $3.3 million, or 15.2%, during the Second Quarter of 2026 compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections in Oncology and Wound Care. The improved volume and collections benefited Oncology revenue by $1.2 million, or 6.4% and Wound Care by $2.1 million, or 154%. The Wound Care net revenues included sales of Pneumatic Compression Devices (PCDs) and Adjustable Compression Wraps (ACW’s) stemming from two new supplier relationships. There was no PCD or ACW revenue in the second quarter of 2025 because the new products launched during the third quarter of 2025, with the first manufacturer, and during the first quarter of 2026, with the second manufacturer.
Device Solutions net revenue of $12.1 million decreased $2.3 million, or 16.1%, during the second quarter of 2026 compared to the prior year period. This decrease included a $1.8 million, or 39.4%, decrease in biomedical services revenue and decreased medical equipment sales of $1.0 million, or 49.0%. These decreases were partially offset by an increase in disposable medical supplies of $0.3 million and an increase in equipment rental revenue of $0.1 million. A portion of the decrease in biomedical services revenue totaling $1.6 million reflected the aforementioned reduction in the volume and service level of devices on contract with GE Healthcare which was restructured during the third quarter of 2025. The decrease in equipment sales is related to a large customer rental buyout that began in the prior year period. The buyout, which started during the prior year’s first quarter, elevated the amount of equipment sales in the prior year and reduced quarterly rental revenues during the subsequent quarters including the just completed three-month period. Rental revenues increased during the quarter despite the unfavorable impact from the rental buyout.
Gross profit for the Second Quarter of 2026 of $21.4 million increased by $1.5 million, or 7.7%, compared to the Second Quarter of 2025. This increase was due to the increase in net revenues and by a higher gross profit percentage of net revenue (“gross margin”). Gross margin was 58.0% during the Second Quarter of 2026 compared to 55.2% during the prior year period, an increase of 2.8%. Gross profit was higher in both the Patient Services and Device Solutions segments. Gross margin was higher in the Device Solutions segment and was lower in the Patient Services segment.
Patient Services gross profit was $15.3 million during the Second Quarter of 2026, representing an increase of $1.5 million, or 10.9%, compared to the prior year period. The increase reflected the higher net revenue offset partially by lower gross margin, which decreased from the prior year by 2.4% to 61.8%. The decrease in gross margin reflected an unfavorable product mix change toward lower gross margin revenue categories and higher pump maintenance expenses. These impacts were offset partially by improved coverage of fixed costs from higher net revenue. The unfavorable revenue mix impacting gross margin was mainly related to the increase in revenue related to the higher wound care net revenue, which has a lower average gross margin than other Patient Services revenue categories. Pump maintenance expenses include annual preventative maintenance certification and repairs and are performed by the Device Solutions segment.
Device Solutions gross profit during the Second Quarter of 2026 was $6.1 million, which was the same as the prior year despite the decrease in net revenue due to an increase in the gross margin. The Device Solutions gross margin was 50.2% during the current period, which was 8.3% higher than the same prior year period. This increase in gross margin was primarily due to the aforementioned restructuring of the biomedical services contract with GE Healthcare which resulted in reduced expenses greater than the related reduction in net revenue. Reduced contract expenses included a reduction in biomedical personnel, a reduced amount of medical device replacement parts and lower travel expenses. These impacts improved the gross margin for the Device Solutions segment by 4.8%. Additionally, improved product mix impacts favoring higher gross margin revenues, such as rental revenue, increased gross margin by 1.7%. The increased gross margin also included improvements totaling 2.7% attributable to ongoing initiatives focused on improved procurement costs of materials and increased biomedical productivity. These benefits in gross margin were partially offset by cost inflation impacts from increased employee wage rates and higher healthcare expenses, which on a combined basis, reduced the Device Solutions segment gross margin by 1.0%.
Selling and marketing expenses were $3.0 million for the Second Quarter of 2026, representing an increase of 10.5%, compared to the prior year. Selling and marketing expenses as a percentage of net revenues increased to 8.1% compared to 7.5% in the prior year period. This increase reflected an increase in sales team headcount, increased travel expenses and inflationary impacts including an increase in employee healthcare expenses.
General and administrative (“G&A”) expenses for the Second Quarter of 2026 were $14.1 million, an increase of $1.0 million, or 7.2%, from the Second Quarter of 2025. The increase over the prior year included $0.1 million in additional personnel directly related to the increased Patient Services net revenue including revenue cycle personnel, a $0.6 million increase in stock-based compensation expenses, cost inflation impacts from increased employee wage rates and higher healthcare expenses totaling $0.5 million and a $0.2 million increase in the company's bad debt accrual which was a benefit in the prior year but an expense amount during 2026. These increases were partially offset by a $0.3 million reduction in the accrual for management bonuses and a $0.3 million decrease in expenses related to information technology and business applications upgrades including the replacement of the Company’s enterprise resource planning system (“ERP”). The ERP system upgrade project expenses were lower during the current period due to a lower intensity of activities after the system go-live event on March 1, 2026. While additional costs are expected to be incurred during the ongoing post go-live phase to support system stabilization and enhancement activities, project expenses are expected to continue to taper down during future quarterly periods. Similar to impacts to gross margin and selling and marketing expenses, higher wages were the result of typical annual merit and cost of living increases, however, the increase in the cost of health care benefits were significantly higher than amounts experienced in prior years. G&A expenses as a percentage of net revenues for the Second Quarter of 2026 increased to 38.2% from 36.5% for the prior year period.
Net income for the Second Quarter of 2026 was $3.2 million, or $0.15 per diluted share, compared to net income of $2.6 million, or $0.12 per diluted share, for the Second Quarter of 2025.
Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2026 was $8.6 million, or 23.4% of net revenue, and increased by $0.6 million, or 7.6%, compared to Adjusted EBITDA for the same prior year quarter of $8.0 million, or 22.3% of prior period net revenue. The increase reflected the higher revenue and gross margin offset partially by higher selling, general and administrative expenses.
Balance sheet, cash flows and liquidity
During the six-month period ended June 30, 2026, operating cash flow was $7.7 million, representing a $1.0 million, or 12%, decrease over operating cash flow during the same prior year six-month period. The decrease reflected higher working capital utilization during 2026 as compared to 2025 offset partially by higher operating income. Capital expenditures during the first half of 2026 included purchases of medical devices totaling $6.5 million, which was $2.2 million, or 52%, higher than the amount purchased during the same prior year period mainly due to normal variations in the timing of purchase of medical equipment used to replace devices taken out of service or to support new customer growth. Also, during 2026 the Company used cash to repurchase $4.4 million in common stock under the Company’s ongoing share repurchase program.
As of June 30, 2026, available liquidity for the Company totaled $55.2 million and consisted of $54.2 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $1.0 million. Net debt, a non-GAAP measure (calculated as total debt of $20.4 million less cash and cash equivalents of $1.0 million) as of June 30, 2026 was $19.5 million representing an increase of $3.0 million compared to net debt of $16.4 million as of December 31, 2025 (calculated as total debt of $19.6 million less cash and cash equivalents of $3.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.61 to 1.00 (calculated as net debt of $19.5 million divided by Adjusted EBITDA of $32.1 million).

Full Year 2026 Guidance

InfuSystem is reaffirming annual net revenue guidance for the full year 2026. After adjusting for the impact of the reduced revenue related to the GE Healthcare contract restructuring, pro-forma net revenue growth is estimated to be between 6% to 8% for 2026. We also are continuing to forecast Adjusted EBITDA margin (non-GAAP) to be in the mid to low 20%'s. This includes the implementation expenses for the Company's upgraded information technology systems which went on-line on March 1, 2026. The Company intends to continue to update its annual guidance throughout the year.

The full year 2026 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 27, 2026. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.
Conference Call
The Company will conduct a conference call for all interested investors on Tuesday, August 4, 2026, at 9:00 a.m. Eastern Time to discuss its second quarter 2026 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ or by calling (855) 669-9658 or (412) 317-0088, replay access code 6164241, through November 4, 2026.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.

Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2026 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2026	2025	2026	2025

Net revenues	$36,933	$36,002	$70,617	$70,718
Cost of revenues	15,520	16,128	29,522	31,677
Gross profit	21,413	19,874	41,095	39,041

Selling, general and administrative expenses:
Amortization of intangibles	175	247	384	495
Selling and marketing	2,989	2,704	6,069	5,689
General and administrative	14,097	13,146	28,900	28,462

Total selling, general and administrative	17,261	16,097	35,353	34,646

Operating income	4,152	3,777	5,742	4,395
Other expense:
Interest expense	(255)	(373)	(510)	(709)
Other (expense) income	(26)	42	56	13

Income before income taxes	3,871	3,446	5,288	3,699
Provision for income taxes	(640)	(847)	(1,040)	(1,367)
Net income	$3,231	$2,599	$4,248	$2,332
Net income per share:
Basic	$0.16	$0.12	$0.21	$0.11
Diluted	$0.15	$0.12	$0.20	$0.11
Weighted average shares outstanding:
Basic	20,071,144	20,806,967	20,140,702	20,965,114
Diluted	20,919,895	21,056,460	20,927,020	21,288,370

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended June 30,		Better/ (Worse)
(in thousands)	2026	2025

Net revenues:
Patient Services	$24,788	$21,518	$3,270
Device Solutions	13,962	16,255	(2,293)
Less: elimination of inter-segment revenues (a)	(1,817)	(1,771)	(46)
Total Device Solutions	12,145	14,484	(2,339)
Total	36,933	36,002	931
Gross profit:
Patient Services	15,312	13,803	1,509
Device Solutions	6,101	6,071	30
Total	$21,413	$19,874	$1,539
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Six Months Ended June 30,		Better/ (Worse)
(in thousands)	2026	2025

Net revenues:
Patient Services	$46,893	$42,292	$4,601
Device Solutions	27,183	32,079	(4,896)
Less: elimination of inter-segment revenues (a)	(3,459)	(3,653)	194
Total Device Solutions	23,724	28,426	(4,702)
Total	70,617	70,718	(101)
Gross profit:
Patient Services	29,635	26,988	2,647
Device Solutions	11,460	12,053	(593)
Total	$41,095	$39,041	$2,054
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN, ADJUSTED EBITDA MARGIN AND NET REVENUE GROWTH RATE TO PRO FORMA REVENUE GROWTH RATE:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025

GAAP net income	$3,231	$2,599	$4,248	$2,332
Adjustments:
Interest expense	255	373	510	709
Income tax provision	640	847	1,040	1,367
Depreciation	3,000	3,094	6,045	6,166
Amortization	175	247	384	495

Non-GAAP EBITDA	$7,301	$7,160	$12,227	$11,069

Stock compensation costs	1,242	661	2,475	1,769
Medical equipment reserve and disposals (1)	56	93	243	315
Management reorganization/transition costs (2)	—	27	—	1,055
Certain other non-recurring costs	33	85	42	141

Non-GAAP Adjusted EBITDA	$8,632	$8,026	$14,987	$14,349

GAAP Net Revenues	$36,933	$36,002	$70,617	$70,718
Net Revenue Growth (Reduction) from Prior Year	2.6%		(0.1)%
Pro-Forma Net Revenue Adjustment (3)	$—	$(1,630)	$—	$(3,235)
Non-GAAP Pro-Forma Net Revenue	$36,933	$34,372	$70,617	$67,483
Non-GAAP Pro-Forma Net Revenue Growth from Prior Year	7.5%		4.6%
Net Income Margin (4)	8.7%	7.2%	6.0%	3.3%
Non-GAAP Adjusted EBITDA Margin (5)	23.4%	22.3%	21.2%	20.3%
Business Application (“ERP”) Upgrade Investment (6)	$442	$632	$1,325	$1,098
(1)Amounts represent a non-cash (benefit) expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Amount represents effect on net revenue related to a restructuring of a Biomedical Services Contract which took effect on January 1, 2026. Net revenue adjustment amount for 2025 presents the impact as though the change in the contract had occurred on January 1, 2025.
(4)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(5)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(6)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application and includes post go-live stabilization and enhancement activities. The project was launched during the second quarter of 2024 and was completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	June 30, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$964	$3,186
Accounts receivable, net	27,205	22,901
Inventories, net	5,519	5,391
Other current assets	4,584	4,858

Total current assets	38,272	36,336
Medical equipment for sale or rental	2,395	4,589
Medical equipment in rental service, net of accumulated depreciation	34,412	34,456
Property & equipment, net of accumulated depreciation	3,003	3,359
Goodwill	3,710	3,710
Intangible assets, net	6,482	6,866
Operating lease right of use assets	3,518	4,178
Deferred income taxes	3,582	4,640
Derivative financial instruments	807	748
Other assets	1,519	1,678

Total assets	$97,700	$100,560

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,979	$10,821
Other current liabilities	6,321	9,361

Total current liabilities	15,300	20,182
Long-term debt	20,424	19,625
Operating lease liabilities, net of current portion	2,830	3,427

Total liabilities	38,554	43,234

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 19,914,156 issued and outstanding as of June 30, 2026 and 20,209,636 issued and outstanding as of December 31, 2025	2	2
Additional paid-in capital	119,350	117,461
Accumulated other comprehensive income	606	565
Retained deficit	(60,812)	(60,702)

Total stockholders’ equity	59,146	57,326

Total liabilities and stockholders’ equity	$97,700	$100,560

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2026	2025

OPERATING ACTIVITIES
Net income	$4,248	$2,332
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	212	39
Depreciation	6,045	6,166
Loss on disposal of and reserve adjustments for medical equipment	502	380
Gain on sale of medical equipment	(96)	(1,723)
Amortization of intangible assets	384	495
Amortization of deferred debt issuance costs	42	39
Stock-based compensation	2,475	1,769
Deferred income taxes	1,040	1,363
Changes in assets - (increase)/decrease:
Accounts receivable	(5,689)	(2,089)
Inventories	593	863
Other current assets	(43)	24
Other assets	637	1,106
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(2,603)	(1,975)
NET CASH PROVIDED BY OPERATING ACTIVITIES	7,747	8,789

INVESTING ACTIVITIES
Acquisition of business	—	(1,412)
Purchase of medical equipment	(6,543)	(4,314)
Purchase of property and equipment	(248)	(348)
Proceeds from sale of medical equipment, property and equipment	1,008	1,728
NET CASH USED IN INVESTING ACTIVITIES	(5,783)	(4,346)

FINANCING ACTIVITIES
Principal payments on long-term debt	(12,890)	(30,261)
Cash proceeds from long-term debt	13,648	32,717
Debt issuance costs	—	(12)
Common stock repurchased as part of share repurchase program	(4,358)	(6,395)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(775)	(458)
Cash proceeds from exercise of options and ESPP	189	159
NET CASH USED IN FINANCING ACTIVITIES	(4,186)	(4,250)

Net change in cash and cash equivalents	(2,222)	193
Cash and cash equivalents, beginning of period	3,186	527
Cash and cash equivalents, end of period	$964	$720